UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 5, 2008
INTERSTATE BAKERIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-11165	43-1470322

(Commission File Number)	(IRS Employer Identification No.)

12 East Armour Boulevard
Kansas City, Missouri	64111

(Address of Principal Executive Offices)	(Zip Code)
(816) 502-4000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

     Item 1.03 Bankruptcy or Receivership.
     On December 5, 2008, the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”) entered an order confirming the Amended Joint Plan of Reorganization of Interstate Bakeries Corporation (the “Company”) and its Affiliated Debtors and Debtors-in-Possession dated October 31, 2008 (as amended, the “Plan”).
     The Company plans to emerge from Chapter 11 within the next several weeks concurrently with the funding of its previously announced Plan funding commitments. The Company is focusing its efforts on finalizing all documentation for the exit financing contemplated by the Plan funding commitments and satisfying the remaining conditions to closing contemplated under the Plan and the funding commitments. No assurance can be given that the plan funding commitments will be closed or that the Plan will become effective. To the extent the exit financing is finalized and the closing conditions are met, on the effective date of the Plan (the “Effective Date”), the Company expects to, among other things:
•	enter into a $125 million working capital senior secured revolving credit facility with General Electric Capital Corporation;

•	enter into a $344 million first lien term loan credit facility with Silver Point Finance, LLC, Monarch Alternative Capital L.P. and McDonnell Investment Management LLC and other persons (collectively, the “Term Loan Facility Lenders”) reasonably acceptable to IBC Investors I, LLC (“Investor”), an affiliate of Ripplewood Holdings L.L.C.;

•	distribute third lien term notes in the aggregate principal amount of $142.3 million to holders of claims (the “Senior Secured Creditors”) against the Company and its subsidiaries under an Amended and Restated Credit Agreement, dated April 24, 2002, as amended;

•	issue (i) 4,420,000 shares of new common stock and (ii) 5% Secured Convertible PIK-Election Series A Notes due 2018 and the Subsidiary Guarantees thereof in an initial aggregate principal amount of $85,800,000 (the “Series A Notes”), in each case, to Investor and/or its designees.;

•	issue 5% Secured Convertible PIK-Election Series B Notes due 2018 and the Subsidiary Guarantees thereof in an initial aggregate principal amount of $85,800,000 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) to the Senior Secured Creditors; and

•	issue 4,420,000 shares of new common stock to the Term Loan Facility Lenders.
     As of October 1, 2008, the Company had 45,202,000 shares of common stock issued and outstanding (giving effect to the Company’s senior subordinated convertible notes and common stock equivalents, there were 55,101,267 shares of common stock issued and outstanding on such date).
     With the exception of the holders of general unsecured claims against Armour & Main Redevelopment Corporation, Mrs. Cubbison’s Foods, Inc. and New England Bakery Distributors L.L.C., holders of general unsecured claims will not receive a distribution pursuant to the Plan on account of their general unsecured claims. Pursuant to a compromise reached with the Official Committee of Unsecured Creditors, a trust for the benefit of unsecured creditors (the “Creditors’ Trust”) will be established and funded by the Company. On the Effective Date, the Company will (i) make a $5 million cash payment, (ii) issue cash-settled stock appreciation rights and (iii) assign certain director and officer claims, in each case, to the Creditors’ Trust.
     Pursuant to the Plan, the Company’s existing common stock and other equity interests will be canceled on the Effective Date without any distribution on account of such equity interests. Accordingly, the Company plans to terminate its registration under the Securities Exchange Act of 1934, as amended, on the Effective Date.
     On the Effective Date, the Company expects to have 60,000,000 shares of new common stock, par value $0.01 per share, and 1,000,000 shares of new preferred stock, par value $0.01 per share, authorized and 9,316,726 shares of new common stock issued and outstanding. In addition, on the Effective Date, the Company expects to have 16,489,911 shares of new common stock reserved for issuance upon conversion of the Notes; 6,030,801 shares of new common stock reserved for issuance upon the exercise of Series A warrants to be issued to Investor and/or its designees; 856,265 shares of new common stock reserved for issuance upon the exercise of Series B warrants to be issued to the Term Loan Facility Lenders; 1,267,265 shares of new common stock reserved for issuance upon the exercise of Series C warrants to be issued to the Term Loan Facility Lenders; 670,089 shares of new common stock reserved for issuance upon the exercise of Series D warrants to be issued to Investor and/or its designees; and 670,089 shares of new common stock reserved for issuance upon the exercise of Series E warrants to be issued to the Senior Secured Creditors.
     Information as to the assets and liabilities of the Company as of the four weeks ended October 18, 2008, in the form furnished to the Bankruptcy Court, is included in the Company’s Monthly Operating Report previously furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated December 2, 2008.
     The foregoing descriptions are not intended to be complete and are qualified in their entirety by reference to the Plan, attached hereto as Exhibit 10.1, which is hereby incorporated by reference.
     On December 5, 2008, the Company issued a press release, attached hereto as Exhibit 99.1 and hereby incorporated by reference, announcing confirmation of the Plan.
     Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession, dated October 31, 2008

99.1	Interstate Bakeries Corporation press release dated December 5, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2008	INTERSTATE BAKERIES CORPORATION
	By:	/s/ J. Randall Vance
J. Randall Vance
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession, dated October 31, 2008

99.1	Interstate Bakeries Corporation press release dated December 5, 2008